Exhibit 99.1

Xencor Reports Third Quarter 2020 Financial Results

-- Management to Host Conference Call at 4:30 p.m. EST Today --

MONROVIA, Calif.--Nov. 5, 2020-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the third quarter ended September 30, 2020 and provided a review of recent business and clinical highlights.

"In 2020, we have reported advances for multiple programs in our clinical pipeline. Monjuvi® became the second drug with XmAb® Fc technology to receive marketing approval in the United States, and we reported initial clinical results from multiple programs across our portfolio of XmAb bispecific antibodies in oncology. In the coming weeks, we will present additional clinical data from some of these programs, including updated results from the Phase 1 studies of XmAb20717 at SITC, and vibecotamab at ASH,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “We also continue to leverage our protein engineering expertise to rapidly generate drug candidates with our XmAb bispecific Fc domains, in order to advance a range of innovative technologies and molecules, and at SITC next week, we will be presenting new preclinical data from our B7-H3 x CD28 and PD-1 x TGFβR2 bispecific antibody programs, as well as our IL-12-Fc program.”

Dr. Dahiyat continued, “Looking ahead to next year, we are on track to initiate a Phase 1 study of XmAb27564, our IL-2 cytokine for autoimmune disease, in healthy volunteers in early 2021. Subject to potential COVID-19 impacts, we also plan to advance clinical studies across all our CD3 programs including vibecotamab, plamotamab, tidutamab and XmAb30819, which is our first XmAb 2+1 bispecific antibody and targets the underexplored tumor target ENPP3.”

COVID-19 Business Update

Clinical Studies: The pandemic did not significantly disrupt patient enrollment to Xencor’s six ongoing clinical studies during the third quarter of 2020. Manufacturers that provide the Company’s drug supply are currently experiencing critical shortages of material used in their manufacturing processes. Xencor has sufficient supplies of drug material to continue conducting ongoing studies without interruption; however, delays are expected in the development timelines for the preclinical XmAb30819 program. Timelines for additional early-stage programs and ongoing clinical programs could be affected if the supply interruption extends longer than current estimates.

Workforce and Research Operations: During the third quarter, Xencor continued to require non-laboratory employees to work remotely.

Licensing and Partnerships: Xencor is monitoring potential impacts to partnership revenues, which are primarily milestone payments and royalties. There was no impact during the third quarter as the Company earned revenue from its partners and collaborators including Alexion, MorphoSys and Omeros. If the pandemic affects the sales or clinical and regulatory progress of partnered programs, Xencor’s revenue could be adversely affected in the future.

Recent Business and Clinical Highlights

Tidutamab (SSTR2 x CD3): In October, the Company presented initial dose-escalation data from the ongoing Phase 1 study in patients with neuroendocrine tumors (NET). Tidutamab was generally well tolerated at the recommended dose identified for the expansion portion of the study, a 0.3 mcg/kg priming dose and subsequent 1.0 mcg/kg repeated doses. Peripheral blood biomarkers indicated tidutamab induced acute and sustained T-cell activation at this dose, and a dose-dependent increase in proliferation and activation markers of CD8+ T cells was observed, which is consistent with tidutamab’s mechanism of action. The best overall response was stable disease in the analysis to describe clinical activity (n=14), and the median duration of treatment was approximately seven months. Completion of enrollment and longer follow-up are required to evaluate progression-free survival and the clinical utility of tidutamab for patients with NET. Xencor plans to initiate an additional clinical study in patients with Merkel cell carcinoma and small cell lung cancer, SSTR2-expressing tumor types known to be responsive to immunotherapy, in early 2021.

New Clinical Collaboration: In September, Xencor and MD Anderson entered a strategic collaboration to design and execute new investigator-sponsored clinical studies with Xencor’s portfolio of XmAb drug candidates, including novel bispecific antibodies and engineered cytokines. Xencor is committing $10 million in funding and supporting these studies over an initial five-year term.

Select Internal Programs: Xencor will present updated data from the vibecotamab and XmAb20717 programs, as well as data from several preclinical-stage programs, at upcoming scientific and medical meetings.

●	Vibecotamab (CD123 x CD3): Updated results from the ongoing Phase 1 study in patients with acute myeloid leukemia will be presented at the 62nd American Society of Hematology Annual Meeting in December 2020. Patient enrollment continues in this study, and Xencor plans to initiate additional clinical studies evaluating vibecotamab in 2021.

●	Plamotamab (CD20 x CD3): Patient enrollment continues in the Phase 1 study in non-Hodgkin lymphoma and chronic lymphocytic leukemia, with planned expansion cohorts expected to open in 2021. In addition, operational preparation for a Phase 2 monotherapy trial in diffuse large B-cell lymphoma (DLBCL) is underway, as well as for a Phase 2 combination therapy study.

●	XmAb20717 (PD-1 x CTLA-4): Updated results from the ongoing Phase 1 study in patients with advanced solid tumors will be presented at the 35th Annual Meeting of the Society for Immunotherapy of Cancer (SITC) in November 2020. The study is currently enrolling patients with renal cell carcinoma to an expansion cohort and continues to enroll patients in additional dose-escalation cohorts. Expansion cohorts for patients with melanoma, advanced non-small cell lung cancer, prostate cancer, and other cancers without approved checkpoint therapies are fully enrolled.

●	New data from three preclinical-stage programs, including the IL-12-Fc cytokine program, the CD28 bispecific antibody platform, and the PD-1 x TGFβR2 bispecific antibody program, will also be presented at the SITC Annual Meeting in November 2020.

Select Partnered Programs: Xencor’s partners expand the use of XmAb technology by providing late-stage development capabilities, successful track records of developing or commercializing programs or have programs for potential combination with Xencor’s bispecific antibody or cytokine drug candidates. Additionally, the plug-and-play nature of XmAb technologies enables selective access for licensees with limited effort or resources by Xencor.

●	Monjuvi® (MorphoSys): Monjuvi is a CD19-directed cytolytic antibody indicated in combination with lenalidomide as a second-line treatment option for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL). Tafasitamab, which was engineered with an XmAb Cytotoxic Fc Domain, was created at Xencor and is the second product with Xencor's XmAb technology to be approved by the FDA. Upon Monjuvi’s approval in July, Xencor earned a $25 million milestone payment from MorphoSys under the license agreement between the companies and is eligible to receive royalties on worldwide net sales in the high-single to low-double digit percent range, as well as additional development, regulatory and sales milestone payments. The European Marketing Authorization Application for tafasitamab is currently under review, and MorphoSys expects a decision in the second half of 2021.

●	Ultomiris® (Alexion): Alexion’s Ultomiris uses Xtend™ technology for longer half-life. In September, Japan’s Ministry of Health, Labour and Welfare approved Ultomiris for adults and children with atypical hemolytic uremic syndrome (aHUS). Ultomiris previously has received marketing authorizations from regulatory agencies in the U.S., Europe and Japan for the treatment of adult patients with paroxysmal nocturnal hemoglobinuria (PNH) and in the U.S. and Europe for aHUS. In addition to evaluating Ultomiris in a broad late-stage development program, Alexion is conducting a randomized, controlled Phase 3 study in adults with COVID-19 who are hospitalized with severe pneumonia or acute respiratory distress syndrome. Xencor is eligible to receive additional sales-based milestone payments and a low single-digit royalty on net sales of Ultomiris.

●	VIR-7831 and VIR-7832 (Vir Biotechnology): Vir has non-exclusive access to Xencor’s Xtend Fc technology to extend the half-life of VIR-7831 and VIR-7832, novel antibodies that Vir is investigating as potential treatments for patients with COVID-19, as well as prophylactic use against infection from the virus. Vir has commenced a Phase 3 clinical study of VIR-7831 for the early treatment of COVID-19 patients who are at high risk of hospitalization; Vir plans to initiate a clinical study of VIR-7832 in the near future. Xencor is eligible to receive royalties on the net sales of approved products in the mid-single digit percent range.

●	Omeros Corporation: In August, Xencor entered into a technology license agreement providing Omeros a non-exclusive license to its Xtend Fc technology, an exclusive license to apply Xtend technology to an identified antibody and options to apply Xtend technology to three additional antibodies. Omeros is responsible for all development and commercialization activities for all target candidates. Pursuant to these licenses, the Company received an upfront payment of $5.0 million and is eligible to receive development, regulatory and sales milestone payments for each product incorporating the selected antibodies. In addition, the Company is eligible to receive a royalty in the mid-single digit percent range on net sales of commercialized products.

Monjuvi® is a registered trademark of MorphoSys AG. Ultomiris® is a registered trademark of Alexion Pharmaceuticals, Inc.

Third Quarter Ended September 30, 2020 Financial Results

Cash, cash equivalents and marketable and equity securities totaled $582.9 million at September 30, 2020, compared to $601.3 million at December 31, 2019. The decrease reflects cash used to fund operating activities in the first nine months of 2020, offset by total proceeds of $89.1 million received in upfront payments, milestone payments and royalties from licensing agreements.

Total revenue for the third quarter ended September 30, 2020 was $35.4 million, compared to $21.8 million for the same period in 2019. Revenues in the third quarter included milestone revenue from MorphoSys, licensing revenue from Omeros and royalty revenue from Alexion, compared to revenues from the same period in 2019, which primarily reflects milestone revenue from the Alexion, Amgen and Novartis collaborations. Total revenue for the nine months ended September 30, 2020 was $80.8 million, compared to $153.2 million for the same period in 2019. Revenues for the nine-month period in 2020 include royalty revenue from Alexion, milestone revenue from MorphoSys, and licensing revenue from Gilead, Aimmune and Omeros, compared to licensing and collaboration revenue from Genentech and Astellas and milestone revenue from the Alexion, Amgen and Novartis collaborations in 2019.

Research and development expenditures for the third quarter ended September 30, 2020 were $44.5 million, compared to $29.8 million for the same period in 2019. Total research and development expenses for the nine months ended September 30, 2020 were $121.9 million, compared to $91.3 million for the same period in 2019. Additional spending on research and development expenses for the third quarter and first nine months of 2020 over amounts for the same periods in 2019 is primarily due to increased spending on clinical programs, including plamotamab and XmAb20717, and the IL-2-Fc cytokine development program, XmAb27564.

General and administrative expenses for the third quarter ended September 30, 2020 were $7.6 million, compared to $6.3 million in the same period in 2019. Total general and administrative expenses for the nine months ended September 30, 2020 were $22.1 million, compared to $17.5 million for the same period in 2019. Additional spending on general and administrative expenses for the third quarter and first nine months of 2020 over amounts for the same periods in 2019 is primarily due to increased compensation costs related to additional general and administrative staffing and spending on intellectual property, including patents and licensing costs.

Non-cash, stock-based compensation expense for the nine months ended September 30, 2020 was $23.1 million, compared to $ 24.7 million for same period in 2019.

Net loss for the third quarter ended September 30, 2020 was $12.6 million, or $(0.22) on a fully diluted per share basis, compared to net loss of $10.2 million, or $(0.18) on a fully diluted per share basis, for the same period in 2019. The higher net loss reported for third quarter of 2020 compared to the same period in 2019 is primarily due to increased research and development spending over increased revenue earned during the period. For the nine months ended September 30, 2020, net loss was $55.6 million, or $(0.97) on a fully diluted per share basis, compared to net income of $53.8 million, or $0.92 on a fully diluted per share basis, for the same period in 2019. The net loss reported for the nine months ended September 30, 2020 compared to net income reported for the same period in 2019 is primarily due to higher collaboration and licensing revenue reported in 2019 compared to 2020 and increased spending on research and development programs in 2020 over 2019 amounts.

The total shares outstanding were 57,374,937 as of September 30, 2020, compared to 56,714,788 as of September 30, 2019.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2024. Xencor expects to end 2020 with between $525 million and $575 million in cash, cash equivalents and marketable and equity securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss these third quarter 2020 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 7307079. A live webcast of the conference call will be available online from the Investors section of Xencor's website at www.xencor.com. The webcast will be archived on Xencor's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases. Currently, 18 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to Xencor's financial expectations and business, including the Company’s expected cash balance at year-end and the availability of cash to fund research and development programs and operations into 2024, the timing and success of clinical trials, the timing of release of clinical data, future product candidates, Xencor's research and development programs, partnering efforts, including the timing of a decision on the European Marketing Authorization Application for tafasitamab, capital requirements and uncertainties related to the impact of the COVID-19 pandemic on Xencor’s and its partners’ business, including ongoing and planned clinical trials, funding and revenues. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on

Form 10-K for the year ended December 31, 2019 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This cautionary statement is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	September 30,	December 31,
	2020	2019

Assets
Current assets
Cash and cash equivalents	$58,094	$50,312
Short-term marketable securities	487,688	479,470
Equity securities	5,382	—
Accounts receivable	9,534	21,574
Income tax receivable	—	502
Other current assets	10,185	6,547
Total current assets	570,883	558,405

Property and equipment, net	19,771	15,805
Long-term marketable securities	31,768	71,526
Intangible assets, net	15,319	14,421
Right of use asset	8,351	9,380
Income tax receivable	—	402
Other assets	257	311
Total assets	$646,349	$670,250

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$24,490	$19,184
Current portion of deferred revenue	43,840	45,205
Current portion of lease liability	2,158	2,169
Total current liabilities	70,488	66,558

Lease liabilities, net of current portion	7,378	8,565
Deferred revenue, net of current portion	—	1,926
Total liabilities	77,866	77,049

Stockholders’ equity	568,483	593,201

Total liabilities and stockholders’ equity	$646,349	$670,250

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenues	$35,366	$21,760	$80,840	$153,184

Operating expenses:
Research and development	44,452	29,770	121,853	91,250
General and administrative	7,636	6,266	22,086	17,537
Total operating expenses	52,088	36,036	143,939	108,787

Income (loss) from operations	(16,722)	(14,276)	(63,099)	44,397

Other income, net	4,172	3,702	7,457	9,990
Income (loss) before income taxes	(12,550)	(10,574)	(55,642)	54,387

Income tax expense (benefit)	—	(350)	—	600

Net income (loss)	(12,550)	(10,224)	(55,642)	53,787

Other comprehensive income
Net unrealized gain (loss) on marketable securities	(916)	(193)	(594)	2,407
Comprehensive income (loss)	$(13,466)	$(10,417)	$(56,236)	56,194

Net income (loss) per share:
Basic net income (loss) per share	$(0.22)	$(0.18)	$(0.97)	$0.95
Diluted net income (loss) per share	$(0.22)	$(0.18)	$(0.97)	$0.92
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	57,266,112	56,643,075	57,091,452	56,449,678
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	57,266,112	56,643,075	57,091,452	58,365,158